EXHIBIT 3.01(d)

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

OUTBACK STEAKHOUSE, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the Corporation”) is OUTBACK STEAKHOUSE, INC.

2. The Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Two Million (202,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, $.01 par value (the “Common Stock”), and Two Million (2,000,000) shares of Preferred Stock, $.01 par value (the “Preferred Stock”).

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on April 23, 1997.

OUTBACK STEAKHOUSE, INC.

By: ____________________________
Robert D. Basham, President

Attest:

___________________________
Joseph J. Kadow, Secretary